Exhibit  10(v)

                    Employment Agreement between Xetal, Inc.
                  and Peter Steil dated as of January 1, 1996;

                                   AGREEMENT


This Agreement is made as of the 1st day of January 1996, between Peter Steil ("Employee") and Xetal, Inc. ("Employer" or "Xetal"), a New York corporation with its principal office for the conduct of business at 3590 Oceanside Avenue, Oceanside New York 11573, who are hereinafter sometimes collectively referred to as "the parties."


                                   WITNESSETH


WHEREAS Employee has experience in the development and marketing of products for the medical, dental and veterinary professions and has been an employee of Xetal since its inception; and


WHEREAS Xetal desires to memorialize the terms and conditions of Employee's employment by Xetal upon the terms and conditions set forth in this Agreement.


NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


l. Employment: Xetal employs Employee, and Employee accepts such employment under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of Xetal as may from time to time be established for employees of similar grade and position. Specifically, Employee's grade and position with Xetal is President of Xetal and of its parent corporation.

2. Duties: Employee shall be jointly responsible with the Company's Chief Executive Officer for sales, marketing and overall supervision of Xetal's operations, including the performance of such duties on behalf of Xetal's parent corporation. In addition, Employee shall be responsible for such other duties as are usual and typical for a President of a company such as Xetal and for the faithful discharge of such different or additional duties as may be reasonably established by Xetal's Board of Directors.

3. Term: The term of this Agreement shall be for the three (3) year period commencing January 1, 1996 and ending December 31, 1998 (the "Initial Term"), unless sooner terminated pursuant to the provision of Section 6 below.
Unless notice of intention to terminate this Agreement at the end of the Initial Term is given, in writing by Employee to Xetal, at least sixty (60) days prior to the end of the Initial Term, or any extension period, and provided that Employee has not breached in any material fashion any of the terms of conditions of this Agreement, then this Agreement shall automatically be renewed and extended for up to five (5) consecutive one (1) year periods upon the terms and conditions set forth herein, unless different terms are agreed to between the parties in writing.

4. Extent of Services: Employee shall devote all of his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the business of Xetal. During the term of this Agreement, Employee shall not engage in any other business activities which are either related to his work with Xetal or which would interfere with his obligation to devote his full time efforts to his duties for Xetal, whether or not for gain, profit or other pecuniary advantage without the express written consent of Xetal; provided, however, that (i) Employee may invest his assets in such manner as will not require any services to be performed on his part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement, and (ii) Employee shall not serve as a principal, partner, employee, officer or director of, or Consultant or contractor to any business or entity conducting business for profit without the prior written consent of Xetal. In consideration of the services to be rendered by Employee hereunder, in addition to the other benefits to be received by Employee, Xetal shall provide adequate working facilities for Employee which, subject to the provisions of this Agreement, shall include adequate offices, for which Xetal shall pay all rents due therefore, and Xetal shall provide all necessary equipment and facilities to properly conduct the business of Xetal.

5.  Compensation and Benefits:

I. Base Compensation. As compensation for his services hereunder, during the term of the Agreement;

       a) Xetal will pay Employee a gross salary in the sum of $125,000 per annum, payable weekly, subject to deductions for withholding taxes and/or other appropriate deductions as provided by all applicable federal, state and local law, which salary shall includes 20 paid working days for vacation, over and above all legal holidays recognized by Xetal as non-working days for all of its employees and an additional 15 days for sick or personal leave; plus,

       b) A car lease allowance of $450. per month; plus,

       c) Car expense allowance of up to $150. per month; plus,

       d) Xetal will reimburse Employee for his direct expenses in the performance of his duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses. However, Employee shall provide such receipts and other documentation of his expenses as may reasonably be requested by Xetal, in accordance with its established policy for all other employees receiving reimbursement of expenses. Additionally, any single expense item in excess of $750 shall be approved by Xetal prior to being incurred, unless such pre-approval is unreasonable under the circumstances. Xetal shall provide Employee with a corporate American Express credit card, or similar credit card for the use of Employee on behalf of the Company; plus,

       e) an Annual Cash Bonus to be computed and paid as follows:

         1. An annual bonus based upon Xetal's Gross Revenues during each fiscal year, over and above the agreed to base of $11 Million, as reported by the Company's independent certified public accountants at the end of each such annual period, generated during any year in which Employee is employed hereunder, as hereafter defined. For purposes of this Agreement, Gross
Revenues shall be equal to all yearly gross sales revenues actually received and collected during such period generated from any source by Xetal, including its parent company, or any other subsidiary or affiliated company, provided that such revenues are reported on a consolidated basis with those of Xetal;

         2. At the end of each year of the term of this Agreement, Xetal will pay to Employee an annual cash bonus equal to one (1%) per cent of Gross Revenues determined as provided above;

         3. Payment of the bonus earned each year, as determined above, shall be made by a cash payment within 30 days following the delivery to Xetal of its annual certified financial statements prepared by its independent certified public accountants, but in no event latter than 120 days following the end of each fiscal year; plus

       f) Xetal will pay the total cost of the prevailing medical, dental or other health insurance program offered to its employees, if any, for Employee and his immediate family.

II. Future Salary Adjustment. The parties agree that at the end of each year of this Agreement, including any renewal period, Employee's base salary shall be increased by an amount determined by multiplying Employee's original base salary hereunder of $125,000 by a fraction the numerator of which is the Consumer Price Index for all cities ("CPI") as of January of each such year minus the CPI as of January, 1996 and the denominator of which is the CPI as of January, 1996.

6.  Termination:

       I. This Agreement shall be terminated upon the happening of any of the following:

         a) At the cessation of Xetal's business activities;

         b) Upon the mutual consent of the parties hereto;

         c) For cause at any time upon written notice to Employee. Employee's termination shall be "with cause" if due to any of the following:

              (I) Employee's dishonesty;

              (ii) An act of defalcation committed by Employee; or

              (iii) Employee's inability to perform his duties due to a physical or mental impairment which causes Employee to be absent from the workplace for a period of six (6) months during any year of this Agreement; and for no other reason.

          II. In the event that this Agreement and Employee's employment hereunder shall be terminated by Xetal without cause, as defined in Paragraph 6(I)(c) above, Xetal shall continue to pay Employee the compensation provided under the terms of this Agreement at the rate of salary and bonuses Employee was receiving when his services were terminated by Xetal for a period equal to the duration of the term of this Agreement, including all available renewal period, had the Agreement not be terminated by Xetal. However, in no event shall such payments shall continue for a period of less than six (6) months irrespective of the actual remaining duration of this Agreement as stated above.

       III. It is understood and agreed that disability due to mental illness or accident or any other physical or mental incapacity shall not constitute a basis of termination for cause except to the extent and under the conditions set forth in Paragraph 6(I)(c)(iii) above.

       IV. In the event of Employee's death during the term of this Agreement, this Agreement shall terminate and Employee's estate shall be entitled to receive from Xetal an amount equal all payments which would have been due to Employee under Paragraph 6(II) above, plus a lump sum payment of $25,000, which may, at the election of Xetal, be funded by an appropriate life insurance policy insuring the life of Employee, to be purchased by Xetal, at Xetal's sole cost and expense, which payment shall be made to Employee's estate at such time as the proceeds of such policy are received by Xetal. However, as a condition of such payment to Employee's estate hereunder, the estate, through its legally appointed representative, and by any other party necessary to carry out the intent hereof, shall acknowledge in writing that neither the estate nor any beneficiary of such estate has any legal right, title, interest or claim in or to any of Employees books, records, files or other information relating to his activities during his employment with Xetal, including lists of suppliers, manufacturers or other business contacts as such may relate to the business conducted by Employee during his employment hereunder, all of which shall remain the sole and exclusive property of Xetal.

7. Covenant Not to Compete: Employee hereby covenants and agrees that, except as provided in paragraph hereof, during the term of this Agreement and for a period of six (6) months after termina- tion of such Agreement hereunder:

       a) Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of Xetal for product lines handled by Xetal which were served by Employee for Xetal during the term of this Agreement for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by Xetal during the term of this Agreement hereof; and

       b) Employee will not, directly or indirectly, attempt or seek to cause any of the foregoing customers of Xetal to refrain from maintaining or acquiring from or through Xetal any product or service which was provided or offered by Xetal during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement.

       c) Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the suppliers (including manufacturers) which were handled by Xetal or which were served by Employee for Xetal during the term of this Agreement.

       d) Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers (including manufacturers) of Xetal to refrain from selling to or supplying Xetal with any product or service which was provided or offered to Xetal during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the suppliers described above shall constitute activity by Employee for the purposes of this Agreement.

8. Nondisclosure: Employee acknowledges that, in order for Employee to perform effectively his duties hereunder, Xetal will disclose to Employee certain valuable trade secrets and confidential business information that have been created, discovered, or developed by, or that otherwise have become known to Xetal as a result of substantial effort, expense and time incurred by Xetal or which have been assigned or otherwise conveyed. In light of such acknowledgment, Employee hereby agrees as follows:

       a) Trade Secrets: Employee hereby acknowledges that certain processes, formulas and mechanisms used by Xetal in the operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such, constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

       b) Confidential Information: Employee hereby agrees that during the term of this Agreement and for a period of one year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of Xetal:
(I) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) Xetal's suppliers and manufacturers and the details of their business agreements.

9. Property of Xetal: Employee agrees that upon termination of this Agreement, he will promptly deliver to Xetal all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in paragraph 8 hereof and all other property of Xetal in his possession or control at such time, which was obtained from Xetal or complied or produced for Xetal during the terms of this Agreement, including, but not limited to, manuals, records, data, plans, programs, program listings, flow charts, record layouts, computer parts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with the exception of personal diaries.

10. Non-solicitation of Employees: During the term of this Agreement and for one year thereafter, Employee shall not hire or solicit for employment, directly or through or on behalf of any other party, any persons who are then employees of Xetal.

11.  Relations with Third Parties and Representations of The Parties;

       a) Employee agrees that Xetal may make known to others, either during or subsequent to the term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

       b) Employee represents and warrants that:

         (1) He is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be employed by Xetal because of the nature of this business conducted or proposed to be conducted by Xetal or for any other reasons;

         (2) No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of Xetal, nor does the execution and delivery of this Agreement, nor the carrying on of Xetal's business conflict with any such term, judgment, decree or order; and

         (3) Neither he nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which Xetal is also a party except this Agreement or any agreement executed hereunder, nor does he or any of his affiliates have any interest in any person or entity with whom Xetal does or intends to do business.

       c) Xetal hereby makes the following representations in connection with this Agreement;

         (1) Xetal is a corporation duly organized and validly existing by virtue of the laws of the state of New York, and is in good standing under the laws thereof.

         (2) The execution of this Agreement by Xetal, and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and Xetal has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder, and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

         (3) This Agreement has been duly authorized, executed and delivered by Xetal and constitutes a valid and legally binding obligation of Xetal enforceable in accordance with its terms.

12.  Remedies; Survival; Severability:

       a) Xetal and Employee agree that in the event of a breach of any of the covenants, agreements or obligations under Sections 6, 7, 8, 9, 10 and 11 hereof, remedies at law would be inadequate, and either party may seek injunctive relief as well as damages.

       b) The covenants, agreements, representations, warranties and obligations contained in Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

       c) Each of the covenants, agreements and obligations contained in Sections 6, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

       d) In the enforcement of their rights hereunder, Xetal and Employee shall retain all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

13.  Miscellaneous:

       a) This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by the party to be bound.

       b) The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

       c) Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or, if sent by Certified Mail, postage prepaid, return receipt requested, on the third day after such mailing, to the following address or to such other address as a party shall designate to writing to the other:

         (I) to Employee:   Peter Steil
             ____________________
             ____________________

         (ii) to Xetal:     Xetal, Inc.
         3590 Oceanside Avenue
         Oceanside, New York 11573

       d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       e) The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

       f) The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

       XETAL, INC.


       By__/s/Dr. Jan Stahl_____________
       Dr. Jan Stahl, Chief Executive Officer




       __/s/Peter Steil________________
       PETER STEIL, Employee